Exhibit 99.01

OG&E reaches agreements for new wind farm developments
Agreements totaling 280 megawatts; in production late 2010

OKLAHOMA CITY – OG&E today announced agreements with developers who will build two new wind farms in northwestern Oklahoma as part of a plan under which OG&E will more than triple its current wind power capacity by the end of 2010. The construction of the new wind farms is contingent upon Oklahoma Corporation Commission approval of the agreements negotiated by OG&E.

OG&E has 170 megawatts (MW) of wind capacity in production today at its Centennial and Sooner wind farms, both near Woodward. The new 100 MW “OU Spirit” wind farm, now under construction near Woodward, is expected to be in production by year-end.

The agreements announced today result from a competitive bid process conducted by OG&E earlier this year.  CPV Keenan submitted a proposal based on a 150 MW wind farm in Woodward County and Edison Mission Energy a 130 MW facility in Dewey County near Taloga.  The agreements with CPV Keenan and Edison Mission are both 20-year power-purchase agreements, under which the developers will build, own and operate the wind generating facilities and OG&E will purchase their electric output.

The two new facilities, “OU Spirit” and the company’s existing wind generation would combine to give OG&E a total of 550 MW of wind-generation capacity – enough to power 125,000 homes on a typical day.

“We are pleased to take the next major step toward our goal to significantly increase our renewable generating capacity,” said OG&E spokesman Brian Alford. “Our request for proposals attracted quality bids and our successful negotiation of these projects will deliver the best-available value to our customers, who have supported our efforts to increase our generation from renewable sources.”

OG&E received more than 50 responses from a variety of developers and sites after it issued its request for proposals from wind power developers. Negotiations continue with Chermac Energy, the third bidder on OG&E’s short list announced in June, for an additional 150 MW of wind energy from Texas County. The company also expects to solicit additional proposals from wind developers in the next several months with an eye toward adding more wind generation in 2011 or 2012.

OG&E, which serves more than 773,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, is a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE), which also is the parent company of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.